
FRANKLIN FINANCIAL SERVICES CORPORATION CHAMBERSBURG, PA
FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG, PA DIRECT - 100%
FRANKLIN FUTURE FUND CHAMBERSBURG, PA DIRECT - 100%
FRANKLIN FINANCIAL PROPERTIES CORPORATION CHAMBERSBURG, PA INDIRECT - 100%